A Reminder About the Special Proxy

Recently, we sent you a special proxy that asked you to vote on two very important proposals -- the first to change the Fund's management, the second to approve a new advisory contract.

Proposal to Change Fund Management

Although the Fund has produced competitive returns over the past few years, it has not achieved its goal of bettering the S&P 500. This is the reason we are asking you to approve a change in the Fund's investment manager to Westpeak Investment Advisors, L.P. Currently managing $480 million in assets, Westpeak uses a flexible investment strategy focused on both value and growth stocks. Growth managers generally search for companies with a history of strong, growing profits and superior management, while value managers look for stocks with undervalued assets or earning potential. There can be no assurance that the Fund will achieve its goal of bettering the S&P 500.

If you haven't already done so, please cast your vote, sign the form and return it by March 31, 1995. It's important that you respond quickly to avoid the expense of additional mailings. If you haven't received your proxy, please call us at 1-800-225-5478 and we'll send you a complete package.